Exhibit 2.3

FORM OF

TAX MATTERS AGREEMENT

DATED AS OF [•], 2016

BY AND BETWEEN

ALCOA INC.

AND

ALCOA UPSTREAM CORPORATION

i

Section 17.14	Amendment	43

Section 17.15	Performance	43

Section 17.16	Injunctions	44

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [•], 2016, by and between Alcoa Inc., a Pennsylvania corporation (“Parent”), and Alcoa Upstream Corporation, a Delaware corporation (“UpstreamCo”) (collectively, the “Companies” and each, a “Company”).

RECITALS

WHEREAS, Parent and UpstreamCo have entered into a Separation and Distribution Agreement, dated as of [•], 2016 (the “Separation and Distribution Agreement”), providing for the separation of the Parent Business from the UpstreamCo Business (the “Separation”);

WHEREAS, Parent and its Subsidiaries have engaged in certain restructuring transactions to facilitate the Separation as set forth in the Separation Step Plan;

WHEREAS, pursuant to the Separation Step Plan and the terms of the Separation and Distribution Agreement, Parent will, among other things, (i) contribute, convey, sell and otherwise transfer (and cause its Subsidiaries to contribute, convey, sell and otherwise transfer) the Upstream Assets to UpstreamCo and the other members of the UpstreamCo Group and (ii) cause UpstreamCo and the other members of the UpstreamCo Group to assume the UpstreamCo Liabilities;

WHEREAS, pursuant to the terms of the Separation and Distribution Agreement, among other things, (i) Parent will contribute the UpstreamCo Assets to UpstreamCo in exchange for (i) the assumption by UpstreamCo of the UpstreamCo Liabilities, (ii) the actual or deemed issuance by UpstreamCo to Parent of UpstreamCo Shares, and (iii) the distribution by UpstreamCo to Parent of the Cash Distribution (the “Contribution”) and (ii) Parent will make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of at least 80.1% of all of the outstanding UpstreamCo Shares (the “Distribution”);

WHEREAS, following the Distribution, Parent may undertake the Debt-for-Equity Exchange;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Contribution, the Distribution (and the Debt-for-Equity Exchange, if any), taken together, qualify as transactions that are generally tax free pursuant to Sections 368(a)(1)(D) and 355(a) of the Code;

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Article 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Active Trade or Business” means, with respect to each of Parent and UpstreamCo, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by such entity and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the trades or businesses relied upon to satisfy Section 355(b) of the Code with respect to the Distribution as conducted immediately prior to the Distribution.

“Actually Realized” or “Actually Realizes” means, for purposes of determining the timing of the incurrence of any Tax Liability or the realization of a Refund (or any related Tax cost or Tax Benefit), whether by receipt or as a credit or other offset to Taxes otherwise payable, by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Taxes paid (or Refund realized) by such Person is increased above (or reduced below) the amount of Taxes that such Person would have been required to pay (or Refund that such Person would have realized) but for such payment, transaction, occurrence or event.

“Adjusted Company” has the meaning set forth in Section 10.02(c).

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, Refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for Refund of Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Alcoa Australia” means Alcoa Australia Holdings Pty. Ltd., a company organized under the Laws of Australia.

“Alcoa Australia Combined Return” means any Combined Return filed or required to be filed by Alcoa Australia.

“Aluminio” means Alcoa Aluminio S.A., a company organized under the laws of Brazil.

“Ancillary Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in Pittsburgh, Pennsylvania or New York, New York.

“Cash Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“CFO Certificate” has the meaning set forth in Section 7.03.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Return” means a consolidated, affiliated, combined, unitary, group or other similar Tax Return (including a Tax Return with respect to a profit and/or loss sharing group, group payment or similar group or fiscal unity) that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the UpstreamCo Group (including, for the avoidance of doubt, any such Income Tax Return that is a Parent Consolidated Income Tax Return).

“Companies” or “Company” has the meaning set forth in the Preamble.

“Compensatory Equity Interests” has the meaning set forth in Section 6.02(a).

“Competent Authority” means any “competent authority” as such term is used in any relevant tax treaty or other similar body established pursuant to any tax treaty.

“Competent Authority Proceeding” means any proceeding pursuant to the mutual assistance or mutual agreement provisions of any tax treaty or any similar proceeding before any Competent Authority.

“Contribution” has the meaning set forth in the Preamble.

“Debt-for-Equity Exchange” means the transfer of all or a portion of the Retained Shares by its creditors in exchange for outstanding Arconic debt obligations.

“Distribution” has the meaning set forth in the Preamble.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed.

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of [•], 2016, by and between Parent and UpstreamCo.

“ETVE Regime” means the special tax regime applicable to Entidades de Tenecia de Valores Extranjeros under Spanish Tax Law.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code.

“Federal Other Tax” means any Tax imposed by the federal government of the United States of America other than any Federal Income Tax.

“Federal Tax” means any Federal Income Tax or Federal Other Tax.

“Federal Traceable Tax” means any Federal Other Tax that can be clearly and directly traced to a specific location used, or function or activity engaged in, exclusively by a member or members of only one Group, including such Taxes listed on Schedule A (and, for the avoidance of doubt, excluding any Taxes traceable to any corporate locations, functions or activities that were used by or supported members of both Groups, such as property/rents or similar taxes imposed with respect to any Pre-Distribution Period on Parent’s New York City, NY, headquarters).

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations thereunder.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a State, local or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of a State, local or foreign taxing jurisdiction; (d) by any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a Competent Authority Proceeding or determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2.

“Foreign Traceable Tax” means any Foreign Other Tax that can be clearly and directly traced to a specific location used, or function or activity engaged in, exclusively by a member or members of only one Group, including such Taxes listed on Schedule B (and, for the avoidance of doubt, excluding any Taxes traceable to any corporate locations, functions or activities that were used by or supported members of both Groups).

“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Tax.

“Foreign Tax” means any Foreign Income Tax or Foreign Other Tax.

“Former Parent Group Employee” has the meaning ascribed to such term in the Employee Matters Agreement.

“Former Parent Nonemployee Director” has the meaning set forth in the Employee Matters Agreement.

“Former UpstreamCo Group Employee” means a “Former SpinCo Group Employee” as such term is defined in the Employee Matters Agreement.

“Governmental Authority” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“Group” means the Parent Group or the UpstreamCo Group, or both, as the context requires.

“High-Level Dispute” means any dispute or disagreement (a) relating to liability under Section 7.06 of this Agreement or (b) in which the amount of liability in dispute exceeds $5 million.

“Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Indemnitee” has the meaning set forth in Section 13.03.

“Indemnitor” has the meaning set forth in Section 13.03.

“Inversiones” means Arconic Inversiones Espana S.L., a company organized under the Laws of Spain.

“IRS” means the United States Internal Revenue Service.

“Joint Traceable Tax Contest” means any Tax Contest in respect of both (i) Traceable Taxes that are Parent Retained Taxes and (ii) Traceable Taxes that are UpstreamCo Retained Taxes.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Loss” has the meaning set forth in Section 6.01(b).

“Notified Action” has the meaning set forth in Section 7.05(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Affiliated Group” means the affiliated group (as such term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Parent is the common parent.

“Parent Business” has the meaning set forth in the Separation and Distribution Agreement.

“Parent Comp Deduction” has the meaning set forth in Section 6.02(a).

“Parent Federal Consolidated Income Tax Return” means any U.S. federal income Tax Return for the Parent Affiliated Group.

“Parent Group” means Parent and each Person that is a Subsidiary of Parent (other than UpstreamCo and any other member of the UpstreamCo Group).

“Parent Group Employees” means the “Parent Group Employees” as such term is defined in the Employee Matters Agreement.

“Parent Group Tax Attribute” has the meaning set forth in Section 6.01(d).

“Parent Nonemployee Director” has the meaning set forth in the Employee Matters Agreement.

“Parent Retained Tax Benefit” means (i) 12% of any Tax Benefit (in respect of Brazilian Foreign Income Taxes) attributable to a Pre-Distribution Period and Actually Realized by Aluminio as a result of a Final Determination, (ii) any Tax Benefit in respect of any Parent Retained Taxes described in clause (ii) of the definition of “Parent Retained Taxes” and (iii) any Tax Benefit in respect of a Parent Comp Deduction.

“Parent Retained Taxes” means (i) 12% of any Brazilian Foreign Income Taxes imposed on Aluminio for a Pre-Distribution Period and payable as a result of a Final Determination and (ii) any Traceable Taxes clearly and directly traced to a specific location used, or function or activity engaged in, exclusively by one or more members of the Parent Group; provided that Parent Retained Taxes shall not include any Taxes to the extent such Taxes are not required to be paid in cash to the relevant Tax Authority as a result of any Tax Attribute that existed as of immediately after the Distribution Date being available, at the time of the relevant Final Determination, to reduce (or eliminate) the cash payment obligation in respect of such Taxes.

“Parent Return” has the meaning set forth in Section 4.01.

“Parent Separate Return” means any Separate Return of Parent or any other member of the Parent Group.

“Past Practices” has the meaning set forth in Section 4.03(a).

“Payment Date” means (i) with respect to any Parent Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding or similar dates determined under the applicable Tax Law.

“Permitted UpstreamCo Carryback” has the meaning set forth in Section 6.01(d).

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. Federal Income Tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Post-Distribution Ruling” has the meaning set forth in Section 7.02(c).

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date; provided, that, for purposes of this definition, (a) with respect to any income Tax Return filed or required to be filed by Aluminio, the Distribution Date shall be deemed to be July 1, 2016 and (b) with respect to any Tax Return filed or required to be filed by Inversiones, the Distribution Date shall be deemed to be July 22, 2016.

“Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

“Privilege” means any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Privileged Documentation” has the meaning ascribed to such term in Section 9.03.

“Property Tax” means any real, personal and intangible ad valorem property Tax.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by UpstreamCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which UpstreamCo would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from UpstreamCo and/or one or more holders of outstanding shares of UpstreamCo Capital Stock, a number of shares of UpstreamCo Capital Stock that would, when combined with any other changes in ownership of UpstreamCo Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of UpstreamCo as of the date of such transaction, or, in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of UpstreamCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by UpstreamCo of a shareholder rights plan or (B) issuances by UpstreamCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.

“Recipient” means, with respect to any transfer of assets (including equity interests) or liabilities occurring pursuant to any of the Separation Transactions, the Person receiving such assets and/or liabilities.

“Record Date” has the meaning set forth in the Separation and Distribution Agreement.

“Refund” means any refund of Taxes, including any refund or reduction in Tax Liabilities by means of a credit or offset.

“Relief” means any relief, loss allowance, exemption, set-off, Refund, deduction, credit or Tax Attribute utilized in computing, or against, taxable income or Tax Liability.

“Representation Letters” means the statements of facts and representations, officer’s certificates, representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS or other Tax Authority) delivered by Parent, UpstreamCo or any of their respective Affiliates or representatives in connection with the rendering by Tax Advisors, and/or the issuance by the IRS or other Tax Authority, of the Tax Opinions/Rulings.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing such Tax Return under this Agreement.

“Restriction Period” means the period beginning on the date hereof and ending (and including) the two-year anniversary of the Distribution Date.

“Retained Shares” means the UpstreamCo Shares not distributed by Parent to its shareholders in the Distribution.

“Retention Date” has the meaning set forth in Section 9.01.

“Ruling Request” means any letter filed by Parent with the IRS or other Tax Authority requesting a ruling regarding certain tax consequences of any of the Separation Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendments or supplements to such ruling request letter.

“Section 336(e) Election” has the meaning set forth in Section 7.08.

“Section 7.03 Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 30% instead of 40%.

“Separate Parent Traceable Tax Contest” means any Tax Contest solely in respect of any Traceable Tax that is (i) a Parent Retained Tax and (ii) reported or required to be reported on an UpstreamCo Separate Return or Alcoa Australia Combined Return.

“Separate Return” means (a) in the case of any Tax Return of any member of the Parent Group (including any consolidated, affiliated, combined, unitary, group or other similar Tax Return (including a Tax Return with respect to a profit and/or loss sharing group, group payment or similar group or fiscal unity)), any such Tax Return that does not include any member of the UpstreamCo Group and (b) in the case of any Tax Return of any member of the UpstreamCo Group (including any consolidated, affiliated, combined, unitary, group or other similar Tax Return (including a Tax Return with respect to a profit and/or loss sharing group, group payment or similar group or fiscal unity)), any such Tax Return that does not include any member of the Parent Group.

“Separate Traceable Tax Contest” means either a Separate Parent Traceable Tax Contest or a Separate UpstreamCo Traceable Tax Contest.

“Separate UpstreamCo Traceable Tax Contest” means any Tax Contest solely in respect of any Traceable Tax that is (i) an UpstreamCo Retained Tax and (ii) reported or required to be reported on a Parent Separate Return or Parent Combined Return.

“Separation” has the meaning set forth in the Recitals.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Separation Related Tax Contest” means any Tax Contest in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to (a) adversely affect, jeopardize or prevent (i) the Tax-Free Status of the Contribution and the Distribution (and the Debt-for-Equity Exchange, if any) or (ii) a Separation Transaction (other than a Separation Transaction described in clause (i)) to have the tax treatment described in the Tax Opinions/Rulings (or, if not so described in the Tax Opinion/Rulings, in the Separation Step Plan) or to qualify as tax-free to the extent that tax-free treatment was intended or (b) otherwise affect the amount of Taxes imposed with respect to any of the Separation Transactions.

“Separation Step Plan” means the global step plan setting forth the specific transactions undertaken in anticipation and furtherance of the Separation, attached as Schedule 2.1(a) to the Separation and Distribution Agreement.

“Separation Tax Losses” means (i) all Taxes imposed pursuant to (or any reduction in a Refund resulting from) any settlement, Final Determination, judgment or otherwise; (ii) all third-party accounting, legal and other professional fees and court costs incurred in connection with such Taxes (or reduction in a Refund), as well as any other out-of-pocket costs incurred in connection with such Taxes (or reduction in a Refund); and (iii) all third-party costs, expenses and damages associated with any stockholder litigation or other controversy and any amount required to be paid by Parent (or any Affiliate of Parent) or UpstreamCo (or any Affiliate of UpstreamCo) in respect of any liability of or to shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from (x) the failure of the Contribution and the Distribution to have Tax-Free Status; (y) the failure of a Separation

Transaction to have the tax treatment described in the Tax Opinions/Rulings (or, if not so described in the Tax Opinion/Rulings, in the Separation Step Plan) or to qualify as tax-free to the extent that tax-free treatment was intended; provided that amounts shall be treated as having been required to be paid for purposes of clause (iii) of this definition to the extent they are paid in a good-faith compromise or settlement of an asserted claim.

“Separation Transactions” means the Contribution, the Distribution and the other transactions contemplated by the Separation and Distribution Agreement and the Separation Step Plan in furtherance of the Separation.

“State Income Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State or the District of Columbia that is imposed on or measured by income, including state and local franchise or similar Taxes measured by income, as well as any state or local franchise, capital or similar Taxes imposed in lieu of or in addition to a Tax imposed on or measured by income.

“State Traceable Tax” means any State Other Tax that can be clearly and directly traced to a specific location used, or function or activity engaged in, exclusively by a member or members of only one Group, including such Taxes listed on Schedule C (and, for the avoidance of doubt, excluding any Taxes traceable to any corporate locations, functions or activities that were used by or supported members of both Groups).

“State Other Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State or the District of Columbia, other than any State Income Tax.

“State Tax” means any State Income Tax or State Other Tax.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date; provided, that, for purposes of this definition, (a) with respect to any Tax Return filed or required to be filed by Aluminio, the Distribution Date shall be deemed to be July 1, 2016 and (b) with respect to any Tax Return filed or required to be filed by Inversiones, the Distribution Date shall be deemed to be July 22, 2016.

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” or “Taxes” means any taxes, fees, assessments, duties or other similar charges imposed by any Tax Authority, including, without limitation, income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value-added, alternative minimum, estimated, unclaimed property or escheat, or other tax (including any fee, assessment, duty, or other charge in the nature of or in lieu of any tax), and any interest, penalties, additions to tax or additional amounts in respect of the foregoing. For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.

“Tax Advisor” means tax counsel or accountant of recognized national standing.

“Tax Advisor Dispute” has the meaning set forth in Section 14.01.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other similar Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means any Governmental Authority imposing any Tax, charged with the collection of Taxes or otherwise having jurisdiction with respect to any Tax.

“Tax Benefit” means any loss, deduction, Refund, credit, offset or other Tax item reducing Taxes paid or payable. For purposes of this Agreement, the amount of any Tax Benefit Actually Realized by a Person as a result of any such Tax item shall be determined on a “with and without basis” as the excess of (a) the hypothetical liability of such Person for the relevant Tax for the relevant Tax Period, calculated as if such Tax item had not been utilized but with all other facts unchanged, over (b) the actual liability of such Person for such Tax for such Tax Period, calculated taking into account such Tax item (and, for this purpose, treating a Refund as a reduction in liability for Tax).

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with respect to Taxes (including any administrative or judicial review of any claim for any Refund or other Tax Benefit).

“Tax-Free Status” means the qualification of (i) the Contribution and the Distribution (and the Debt-for-Equity Exchange, if any), taken together, as a “reorganization” described in Sections 368(a)(1)(D) and 355(a) of the Code, (ii) the Distribution as a transactions in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code (and neither Section 355(d) or 355(e) of the Code cause such stock to be treated as other than “qualified property” for such purposes), (iii) the Contribution and the Distribution as transactions in which Parent, UpstreamCo, and the members of each of the Parent Group and Upstream Group, as applicable, recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and/or 1032 of the Code, other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the Law Governmental Authority relating to any Tax.

“Tax Liability” means any liability or obligation for Taxes.

“Tax Opinions/Rulings” means the opinions of Tax Advisors and/or the rulings by the IRS or other Tax Authorities delivered to Parent in connection with the Contribution and the Distribution, or otherwise with respect to the Separation Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contest, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case, with respect to otherwise relating to Taxes.

“Tax Return” or “Return” means any report of Taxes due, any claim for Refund of Taxes paid, any information return with respect to Taxes, or any other report, statement, declaration, or document in respect of Taxes filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Traceable Tax” means any Federal Traceable Tax, State Traceable Tax or Foreign Traceable Tax.

“Traceable Tax Contest” means any Joint Traceable Tax Contest or any Separate Traceable Tax Contest.

“Transaction Transfer Taxes” means any sales, use, value-added, goods and services, stock transfer, registration, real estate transfer, stamp, documentary, notarial, filing, recordation and similar Taxes imposed on any transfer of assets (including equity interests) or liabilities occurring pursuant to the Separation Transactions.

“Transferor” means, with respect to any transfer of assets (including equity interests) or liabilities occurring pursuant to any of the Separations Transactions, the Person transferring such assets and/or liabilities.

“Transferred Director” has the meaning set forth in the Employee Matters Agreement.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Parent, and on which Parent may rely to the effect that (a) a transaction will not affect the Tax-Free Status of the Contribution, the Distribution and the Debt-for-Equity Exchange, if any, and (b) will not adversely affect any of the conclusions set forth in the Tax Opinions/Rulings; provided that any tax opinion obtained in connection with a proposed acquisition of UpstreamCo Capital Stock entered into during the Restriction Period shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution. Any such opinion must assume that the Contribution and the Distribution (and the Debt-for-Equity Exchange, if any) would have qualified for Tax-Free Status if the transaction in question did not occur.

“UpstreamCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“UpstreamCo Capital Stock” means all classes or series of capital stock of UpstreamCo, including (i) the UpstreamCo Shares, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in UpstreamCo for U.S. federal income tax purposes.

“UpstreamCo Carryback Item” means any net operating loss, net capital loss, excess tax credit or other similar Tax item of any member of the UpstreamCo Group which may or must be carried from any Post-Distribution Period to any Pre-Distribution Period under the Code or other applicable Tax Law.

“UpstreamCo Comp Deduction” has the meaning set forth in Section 6.02(a).

“UpstreamCo Group Employees” means the “SpinCo Group Employees” as such term is defined in the Employee Matters Agreement.

“UpstreamCo Group” has the meaning set forth in the Separation and Distribution Agreement.

“UpstreamCo Retained Tax Benefit” means (i) 49% of any Tax Benefit (with respect to Spanish Foreign Income Taxes) attributable to a Pre-Distribution Period and Actually Realized by Inversiones as a result of a Final Determination in respect of any claim by the Spanish Tax Authority against Inversiones arising under, or in respect of, the ETVE Regime (and any alternative claims in the event the ETVE-related claims are resolved in favor of Inversiones), (ii) any Tax Benefit in respect of any UpstreamCo Retained Taxes described in clause (iii) of the definition of “UpstreamCo Retained Taxes” and (iii) any Tax Benefit in respect of an UpstreamCo Comp Deduction.

“UpstreamCo Retained Taxes” means, (i) 49% of any Spanish Foreign Income Taxes payable as a result of a Final Determination in respect of any claim by the Spanish Tax Authority against Inversiones arising under, or in respect of, the ETVE Regime for any Pre-Distribution Period (and any alternative claims in the event the ETVE-related claims are resolved in favor of Inversiones), (ii) any Income Taxes payable as a result of a transfer pricing adjustment pursuant to any Competent Authority Proceeding in respect of any transaction occurring prior to the Distribution Date between any member of the UpstreamCo Group, on the one hand, and any member of the UpstreamCo Group or any member of the Parent Group, on the other hand (for the avoidance of doubt, for purposes of this clause (ii), any entity that is no longer in existence as of the Distribution Time but that would have been a member of the UpstreamCo Group or the Parent Group as of the Distribution Time had it been in existence at the Distribution Time shall be treated as a member of the UpstreamCo Group or a member of the Parent Group, respectively) and (iii) any Traceable Taxes clearly and directly traced to the specific location used, or function or activity engaged in, exclusively by one or more members of the UpstreamCo Group; provided that UpstreamCo Retained Taxes shall not include any Taxes to the extent such Taxes are not required to be paid in cash to the relevant Tax Authority as a result of any Tax Attribute that existed as of immediately after the Distribution Date being available, at the time of the relevant Final Determination, to reduce (or eliminate) the cash payment obligation in respect of such Taxes.

“UpstreamCo Return” has the meaning set forth in Section 4.02.

“UpstreamCo Separate Return” means any Separate Return of UpstreamCo or any member of the UpstreamCo Group.

“UpstreamCo Shares” means the shares of common stock, par value $0.01 per share, of UpstreamCo, representing all of the outstanding UpstreamCo Capital Stock as of immediately before the Effective Time.

“UpstreamCo” has the meaning set forth in the Preamble, and references herein to UpstreamCo shall include any entity treated as a successor to UpstreamCo.

Article 2. Allocation of Tax Liabilities.

Section 2.01 General Rule.

(a) Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the UpstreamCo Group from and against any liability for, any Taxes which are allocated to Parent, or for which Parent is responsible, pursuant to this Article 2.

(b) UpstreamCo Liability. UpstreamCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, any Taxes which are allocated to UpstreamCo, or for which UpstreamCo is responsible, pursuant to this Article 2.

(c) Costs and Expenses. The amounts for which Parent or UpstreamCo, as applicable, is liable pursuant to Sections 2.01(a) and (b), respectively, or for which either Company or a member of its Group is liable pursuant to Section 2.05, shall include all accounting, legal and other professional fees, and court costs incurred in connection with the relevant Taxes.

(d) Final Determination Taxes. For the avoidance of doubt, any reference to any Taxes due with respect to, attributable to or required to be reported on any Tax Return contained in Section 2.02, Section 2.03 or Section 2.04, and any reference to any Taxes in Section 2.05, shall include, unless specifically excluded, a reference to any such Taxes imposed or payable as a result of a Final Determination.

Section 2.02 Allocation of United States Federal Taxes. Except as otherwise provided in Section 2.05, Federal Taxes shall be allocated as follows:

(a) Federal Income Taxes Relating to Combined Returns. Parent shall be responsible for any and all Federal Income Taxes due with respect to, attributable to or required to be reported on any Combined Return; provided, however, that UpstreamCo shall be responsible for any such Federal Income Taxes that are UpstreamCo Retained Taxes.

(b) Federal Income Taxes Relating to Separate Returns.

(i) Parent shall be responsible for any and all Federal Income Taxes due with respect to, attributable to or required to be reported on any Parent Separate Return for any Tax Period.

(ii) UpstreamCo shall be responsible for any and all Federal Income Taxes due with respect to, attributable to or required to be reported on any UpstreamCo Separate Return for any Tax Period.

(c) Federal Other Taxes.

(i) Parent shall be responsible for any and all Federal Other Taxes due with respect to, attributable to or required to be reported on any Parent Separate Return for any Tax Period; provided, however, that UpstreamCo shall be responsible for any such Federal Other Taxes that are UpstreamCo Retained Taxes.

(ii) UpstreamCo shall be responsible for any and all Federal Other Taxes due with respect to, attributable to or required to be reported on any UpstreamCo Separate Return for any Tax Period; provided, however, that Parent shall be responsible for any such Federal Other Taxes that are Parent Retained Taxes.

Section 2.03 Allocation of State Taxes. Except as otherwise provided in Section 2.05, State Taxes shall be allocated as follows:

(a) State Income Taxes Relating to Combined Returns. Parent shall be responsible for any and all State Income Taxes due with respect to, attributable to or required to be reported on any Combined Return; provided, however, that UpstreamCo shall be responsible for any such State Income Taxes that are UpstreamCo Retained Taxes.

(b) State Income Taxes Relating to Separate Returns.

(i) Parent shall be responsible for any and all State Income Taxes due with respect to, attributable to or required to be reported on any Parent Separate Return for any Tax Period; provided, however, that UpstreamCo shall be responsible for any such State Income Taxes that are UpstreamCo Retained Taxes.

(ii) UpstreamCo shall be responsible for any and all State Income Taxes due with respect to, attributable to or required to be reported on any UpstreamCo Separate Return for any Tax Period.

(c) State Other Taxes Relating to Combined Returns. Parent shall be responsible for any and all State Other Taxes due with respect to, attributable to or required to be reported on any Combined Return; provided, however, that UpstreamCo shall be responsible for any such State Other Taxes that are UpstreamCo Retained Taxes.

(d) State Other Taxes Relating to Separate Returns.

(i) Parent shall be responsible for any and all State Other Taxes due with respect to, attributable to or required to be reported on any Parent Separate Return for any Tax Period; provided, however, that UpstreamCo shall be responsible for any such State Other Taxes that are UpstreamCo Retained Taxes.

(ii) UpstreamCo shall be responsible for any and all State Other Taxes due with respect to, attributable to or required to be reported on any UpstreamCo Separate Return for any Tax Period; provided, however, that Parent shall be responsible for any such State Other Taxes that are Parent Retained Taxes.

Section 2.04 Allocation of Foreign Taxes. Except as otherwise provided in Section 2.05, Foreign Taxes shall be allocated as follows:

(a) Foreign Income Taxes Relating to Combined Returns.

(i) Parent shall be responsible for any and all Foreign Income Taxes due with respect to, attributable to or required to be reported on any Combined Return (other than any Alcoa Australia Combined Return); provided, however, that UpstreamCo shall be responsible for any such Foreign Income Taxes that are UpstreamCo Retained Taxes.

(ii) UpstreamCo shall be responsible for any and all Foreign Income Taxes due with respect to, attributable to or required to be reported on any Alcoa Australia Combined Return.

(b) Foreign Income Taxes Relating to Separate Returns.

(i) Parent shall be responsible for any and all Foreign Income Taxes due with respect to, attributable to or required to be reported on any Parent Separate Return for any Tax Period; provided, however, that UpstreamCo shall be responsible for any such Foreign Income Taxes that are UpstreamCo Retained Taxes.

(ii) UpstreamCo shall be responsible for any and all Foreign Income Taxes due with respect to, attributable to or required to be reported on any UpstreamCo Separate Return for any Tax Period; provided, however, that Parent shall be responsible for any such Foreign Income Taxes that are Parent Retained Taxes.

(c) Foreign Other Taxes Relating to Combined Returns.

(i) Parent shall be responsible for any and all Foreign Other Taxes due with respect to, attributable to or required to be reported on any Combined Return; provided, however, that UpstreamCo shall be liable for any such Foreign Other Taxes that are UpstreamCo Retained Taxes.

(d) Foreign Other Taxes Relating to Separate Returns.

(i) Parent shall be responsible for any and all Foreign Other Taxes due with respect to, attributable to or required to be reported on any Parent Separate Return for any Tax Period; provided, however, that UpstreamCo shall be responsible for any such Foreign Other Taxes that are UpstreamCo Retained Taxes.

(ii) UpstreamCo shall be responsible for any and all Foreign Other Taxes due with respect to, attributable to or required to be reported on any UpstreamCo Separate Return for any Tax Period; provided, however, that Parent shall be responsible for any such Foreign Other Taxes that are Parent Retained Taxes

Section 2.05 Certain Transaction Transfer and Other Taxes.

(a) Transaction Transfer Taxes. Subject to Section 2.05(b) and (c):

(i) Parent shall be responsible for all Taxes imposed on, arising from or assessed with respect to any transfer of assets (including equity interests) and/or liabilities by the Transferor occurring pursuant to the Separation Transactions; provided that Parent shall not be responsible for any such Taxes imposed on a member of the UpstreamCo Group pursuant to a Final Determination to the extent such Taxes are not required to be paid in cash to the relevant Tax Authority as a result of the utilization by any member of the UpstreamCo Group of any Tax Attribute that existed as of immediately after the Distribution Date being available, at the time of the relevant Final Determination, to reduce (or eliminate) the cash payment obligation in respect of such Taxes. Where relevant under applicable Law, The Transferor shall issue proper invoices usable by the Recipient to recover (by way of credit, Refund, rebate or input VAT) any Transaction Transfer Taxes in jurisdictions where they are recoverable. The Transferor and the Recipient shall cooperate to minimize any Transaction Transfer Taxes and in obtaining any credit, Refund or rebate of Transaction Transfer Taxes, or to apply an exemption or zero-rating for goods or services giving rise to any Transaction Transfer Taxes, including by filing any exemption or other similar forms or providing valid tax identification numbers or other relevant registration numbers, certificates or other documents. The Recipient and the Transferor shall cooperate regarding any requests for information, audits or similar requests by any Tax Authority concerning Transaction Transfer Taxes payable with respect to the transfers occurring pursuant to the Separation Transactions.

(ii) Notwithstanding anything to the contrary herein, any penalties or interest imposed in connection with any Taxes described in Section 2.05(a)(i) shall be the responsibility of UpstreamCo if such penalties or interest are the result of an action or failure to act by any member of the UpstreamCo Group.

(b) Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the UpstreamCo Group from and against any liability for:

(i) any Tax resulting from a breach by Parent of any representation or covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(ii) any Separation Tax Losses for which Parent is responsible pursuant to Section 7.06(b) of this Agreement.

(c) UpstreamCo Liability. UpstreamCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for:

(i) any Tax resulting from a breach by UpstreamCo of any representation or covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(ii) any Separation Tax Losses for which UpstreamCo is responsible pursuant to Section 7.06(a) of this Agreement.

(d) Employment Taxes. Notwithstanding anything contained in this Article 2 to the contrary, this Agreement shall not apply with respect to any liability or responsibility for Taxes allocated pursuant to the Employee Matters Agreement.

Article 3. Proration of Taxes for Straddle Periods

Section 3.01 General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as reasonably interpreted and applied by the Companies. No election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s Tax Items). If the Distribution Date is not an Accounting Cutoff Date, the provisions of Treasury Regulations Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the Tax Items (other than extraordinary Tax Items) for the month which includes the Distribution Date.

Section 3.02 Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Separation Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Distribution Date) be allocated to Pre-Distribution Periods, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Distribution Date) be allocated to Pre-Distribution Periods.

Article 4. Preparation and Filing of Tax Returns.

Section 4.01 Parent Returns. Parent shall prepare or cause to be prepared (a) all Parent Federal Consolidated Income Tax Returns, (b) all other Combined Returns other than any Alcoa Australia Combined Return, and (c) all Parent Separate Returns (each, a “Parent Return”). Parent shall file or cause to be filed all Parent Returns and shall pay or cause to be paid all Taxes shown to be due on any such Parent Return to the relevant Tax Authority, and UpstreamCo shall make any payments to Parent required pursuant to Section 5.01 in respect of any such Parent Return.

Section 4.02 UpstreamCo Returns. UpstreamCo shall prepare and timely file, or cause to be prepared and timely filed (in each case, taking into account extensions), (a) all Alcoa Australia Combined Returns, (b) all UpstreamCo Separate Returns and any other Tax Return required to be filed by or with respect to a member of the UpstreamCo Group other than any Tax Return which Parent is required to prepare pursuant to Section 4.01 (each, an “UpstreamCo Return”). UpstreamCo shall file or cause to be filed all UpstreamCo Returns and shall pay or cause to be paid all Taxes shown to be due on any such UpstreamCo Return to the relevant Tax Authority, and Parent shall make any payments to UpstreamCo required pursuant to Section 5.01 in respect of any such UpstreamCo Return.

Section 4.03 Tax Reporting Practices.

(a) Except as otherwise provided in Section 4.03(b), in the case of any Tax Return in respect of which UpstreamCo is the Responsible Company and that is a Tax Return for any Pre-Distribution Period or any Straddle Period, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question, and, to the extent there is no Past Practice with respect to such item, in accordance with reasonable Tax accounting or other practices selected by UpstreamCo and reasonably acceptable to Parent.

(b) Except to the extent otherwise required by applicable Law or as a result of a Final Determination, (A) neither Parent nor UpstreamCo shall, and shall not permit or cause any member of its respective Group to, take any position that is inconsistent with the tax treatment of any of the Separation Transactions as having the treatment described in the Tax Opinions/Rulings (or, if not so described in the Tax Opinion/Rulings, in the Separation Step Plan); provided that in any case or with respect to any item where there is no relevant Tax Opinion/Ruling or description in the Separation Step Plan, the tax treatment of any of the Separation Transactions shall be as determined by Parent in its good faith judgment, and (B) UpstreamCo shall not, and shall not permit or cause any member of the UpstreamCo Group to, take any position with respect to an item of income, deduction, gain, loss or credit on a Tax Return, or otherwise treat such item in a manner which is inconsistent with the manner such item is reported on a Tax Return required to be prepared and filed by Parent pursuant to Section 4.01 hereof (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return), except with the prior written consent of Parent.

Section 4.04 Consolidated or Combined Tax Returns.

(a) Parent Combined Returns. Except to the extent otherwise required pursuant to clause (A) of Section 4.03(b) and except in respect of any Alcoa Australia Combined Return or any matters relating thereto, Parent shall determine in its sole discretion whether to file a Tax Return for any Tax Period as a Combined Return and the entities to be included in any Combined Return, and Parent shall (and shall be entitled to) make or revoke any Tax elections, adopt or change any Tax accounting methods, and determine any other position taken on or in respect of any Combined Return (other than any Alcoa Australia Combined Return); provided that any Combined Return prepared and filed by Parent pursuant to this Agreement shall, to the extent relating to UpstreamCo or the UpstreamCo Group, be prepared in good faith. UpstreamCo will elect and join (and take any other action necessary to give effect to such election), and will cause its respective Affiliates to elect and join (and take any other action necessary to give effect to such election), in filing any Combined Returns (including any Parent Federal Consolidated Income Tax Returns) that Parent determines are required to be filed (or that Parent chooses to file) by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Distribution Date in accordance with this Section 4.04(a) (for the avoidance of doubt, this sentence shall not apply to any Alcoa Australia Combined Return or any matters relating thereto).

(b) Alcoa Australia Combined Returns. Except to the extent otherwise required pursuant to Section 4.03, UpstreamCo shall determine in its sole discretion whether to file the Alcoa Australia Combined Return as a Combined Return and the entities to be included in any

Alcoa Australia Combined Return. Subject to Section 4.03, Parent will elect and join (and take any other action necessary to give effect to such election), and will cause its respective Affiliates to elect and join (and take any other action necessary to give effect to such election), in filing any Alcoa Australia Combined Return.

Section 4.05 Right to Review Tax Returns.

(a) General. The Responsible Company with respect to any material Tax Return shall make such Tax Return (or the relevant portions thereof), related workpapers and other supporting documents available for review by the other Company, to the extent (i) such Tax Return relates to Taxes for which such other Company is or would reasonably be expected to be liable, (ii) such other Company is or would reasonably be expected to be liable, in whole or in part, for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the other party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) reasonably necessary for the other party to confirm compliance with the terms of this Agreement. The Responsible Company shall (i) consult with the other Company with respect to the preparation of, and positions taken on, such Tax Return (to the extent relating to any matters described in clauses (i) through (iii) of the immediately preceding sentence), (ii) use reasonable efforts to make such Tax Return (or the relevant portions thereof), workpapers and other supporting documents available for review as required under this paragraph promptly once such Tax Return is materially complete, such that the other party has an opportunity to review and comment on such Tax Return prior to the filing thereof, and (iii) shall consider in good faith any comments provided by the other Company on such Tax Return reasonably in advance of the due date for filing such Tax Return (taking into account extensions). Parent and UpstreamCo shall attempt in good faith to resolve any disagreement arising out of the review of any Tax Return pursuant to this Section 4.05(a). For the avoidance of doubt, any dispute among the Companies with respect to a Company’s compliance with the requirements of this Section 4.05(a) shall be resolved in accordance with the disagreement resolution provisions of Article 14 as promptly as practicable.

(b) Disputes. In the event the Companies have not resolved any disputed item or items with respect to a Tax Return described in Section 4.05(a) by the Due Date for such Tax Return, such Tax Return shall be filed as prepared by the Responsible Company (as revised to reflect all initially disputed items that the Companies have agreed upon prior to such date). Following such filing, such disputed items (or items) shall be resolved in accordance with Article 14. In the event that the resolution of such disputed item (or items) in accordance with Article 14 with respect to a Tax Return is inconsistent with such Tax Return as filed, the Responsible Company (with cooperation from the other Company) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Tax Return is adjusted as a result of a resolution pursuant to Article 14 proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Article 5 in a manner that reflects such resolution.

(c) Executing Returns. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by Law to be signed by the other Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this

Agreement unless there is at least a greater than 50% likelihood of prevailing on the merits for the Tax treatment of each material item reported on the Tax Return. For the avoidance of doubt, any dispute among the Companies with respect to the likelihood of any Tax treatment prevailing on the merits shall be resolved in accordance with the disagreement resolution provisions of Article 14 as promptly as practicable.

Section 4.06 Adjustment Requests and UpstreamCo Carryback Items. Unless Parent otherwise consents in writing, UpstreamCo shall (and shall cause each member of the UpstreamCo Group to) (i) not file any Adjustment Request with respect to any Combined Return (or any other Tax Return reflecting Taxes for which Parent is responsible under Article 2), (ii) make any available election to relinquish, waive or otherwise forgo a carryback of any UpstreamCo Carryback Item arising in a Post-Distribution Period to any Combined Return, and (iii) not make any affirmative election to claim any such Upstream Carryback Item. Unless UpstreamCo otherwise consents in writing, Parent shall not (and shall cause each member of the Parent Group not to) file any Adjustment Request with respect to any Alcoa Australia Combined Return.

Section 4.07 Apportionment of Earnings and Profits and Tax Attributes.

(a) If the Parent Affiliated Group has a Tax Attribute, the portion, if any, of such Tax Attribute required to be apportioned to UpstreamCo or the members of the UpstreamCo Group and treated as a carryover to the first Post-Distribution Period of UpstreamCo (or such member) shall be determined in good faith by Parent in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A.

(b) No Tax Attribute with respect to consolidated Federal Income Tax of the Parent Affiliated Group, other than those Tax Attributes described in Section 4.07(a), and no Tax Attribute with respect to consolidated, combined or unitary state, local or foreign Income Tax, in each case, arising in respect of a Combined Return (other than an Alcoa Australia Combined Return) shall be apportioned to UpstreamCo or any member of the UpstreamCo Group, except as Parent (or such member of the Parent Group as Parent shall designate) determines in good faith is otherwise required under applicable Law. No Tax Attribute with respect to any Alcoa Australia Combined Return shall be apportioned to Parent or any member of the Parent Group, except as UpstreamCo (or such member of the UpstreamCo Group shall designate) determines in good faith is otherwise required under applicable Law.

(c) Except for any Tax Attribute with respect to any Alcoa Australia Combined Return, Parent (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to UpstreamCo or any member of the UpstreamCo Group in accordance with this Section 4.07 and applicable Law and the amount of tax basis and earnings and profits to be apportioned to UpstreamCo or any member of the UpstreamCo Group in accordance with applicable Law, and shall provide written notice of the calculation thereof to UpstreamCo as soon as reasonably practicable after the information necessary to make such calculation becomes available to Parent. Solely to the extent relating to any Alcoa Australia Combined Return, UpstreamCo (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to Parent or any member of the Parent Group in accordance with this Section 4.07 and applicable Law and the amount of tax basis and earnings and profits to be apportioned to Parent or any member of the Parent Group in accordance with applicable Law, and shall provide written notice of the calculation thereof to Parent as soon as reasonably practicable after the information necessary to make such calculation becomes available to UpstreamCo. For the avoidance of doubt, neither Parent nor UpstreamCo shall be liable to the other Company (or any member of its Group) for any failure of any determination under this Section 4.07 to be accurate under applicable Law.

(d) The written notices delivered by Parent and UpstreamCo pursuant to Section 4.07(c) shall be binding on the other Company, and each member of its Group and shall not be subject to dispute resolution. Except to the extent otherwise required by applicable Law or pursuant to a Final Determination, neither Parent nor UpstreamCo shall (and each shall cause its Affiliates not to) take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in such written notices.

Article 5. Payments.

Section 5.01 Payment of Taxes. In the case of any Tax Return reflecting Taxes for which the Company that is not the Responsible Company is responsible under Article 2, the Responsible Company shall pay any Taxes required to be paid to the applicable Tax Authority on or before the relevant Payment Date (and provide notice and proof of payment to the other Company). The Responsible Company shall compute the amount of such Taxes allocable to the other Company under the provisions of Article 2 and shall provide written notice and demand for payment of such amount, accompanied by a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto, to the other Company. The other Company shall pay to the Responsible Company the amount of such Taxes allocable to the other Company under the provisions of Article 2 within twenty (20) Business Days of the date of receipt of such written notice and demand; provided that no such payment shall be required to be made earlier than five (5) Business Days prior to the relevant Payment Date.

Section 5.02 Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Taxes due with respect to such Tax Return required to be paid as a result of such adjustment. The Responsible Company shall compute the amount of such Taxes allocable to the other Company under the provisions of Article 2 and shall provide written notice and demand for payment of such amount, accompanied by a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto, to the other Company. The other Company shall pay to the Responsible Company the amount of such Taxes allocable to the other Company under the provisions of Article 2 within twenty (20) Business Days of the date of receipt of such written notice and demand; provided that no such payment shall be required to be made earlier than five (5) Business Days prior to the date the additional Tax is required to be paid to the applicable Tax Authority.

Section 5.03 Indemnification Payments. Unless otherwise specified in this Agreement, all indemnification payments required to be made under this Agreement shall be made within twenty (20) Business Days of the date of receipt by the indemnifying party of written notice from the indemnified party of the amount owed, together with reasonable documentation showing the basis for the calculation of such amount and evidence of payment of such amounts by the indemnified party to the relevant Tax Authority or other recipient.

Section 5.04 Payors; Payees; Treatment. All payments made under this Agreement shall be made by Parent directly to UpstreamCo and by UpstreamCo directly to Parent; provided, however, that if the Companies mutually agree with respect to any such payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the UpstreamCo Group, on the other hand, and vice versa (for the avoidance of doubt, if a Company makes a request to the other Company to the effect that any payment required to be made by it to the other Company or received by it from the other Company, in each case, pursuant to this Agreement, be made or received by a member of the relevant Company’s Group other than a Company, the other Company’s consent to such request shall not be unreasonably withheld, conditioned or delayed). All payments made pursuant to this Agreement shall be treated in the manner described in Article 13.

Article 6. Tax Benefits.

Section 6.01 Tax Benefits.

(a) Except as set forth below, (i) Parent shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) of any Taxes (A) for which Parent is liable hereunder (other than any such Refund that is an UpstreamCo Retained Tax Benefit), or (B) that is a Parent Retained Tax Benefit and (ii) UpstreamCo shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) (A) of any Taxes for which UpstreamCo is liable hereunder (other than any Refund to which Parent is entitled pursuant to clause (i) above) or (B) that is an UpstreamCo Retained Tax Benefit. The Company receiving a Refund to which another Company is entitled hereunder, in whole or in part, shall pay over the amount of such Refund (or portion thereof) (and any interest on such amount received from the applicable Tax Authority but net of any costs and expenses (including Taxes) incurred by the Company (or a member of its Group) receiving such Refund in connection with obtaining or securing such Refund) to such other Company within twenty (20) Business Days after the receipt of such Refund or application of such Refund against Taxes otherwise payable. To the extent that any Refund (or portion thereof) in respect of which any amounts were paid over pursuant to the immediately preceding sentence is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company.

(b) If (i) a member of the UpstreamCo Group Actually Realizes any Tax Benefit (A) as a result of an adjustment pursuant to a Final Determination that increases Taxes for which a member of the Parent Group is liable hereunder or otherwise, (B) as a result of any liability, obligation, loss or payment (each, a “Loss”) for which a member of the Parent Group is required to indemnify any member of the UpstreamCo Group pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement), (C) that is a Parent Retained Tax Benefit (other than a Refund) or (D) as a result of any Section 336(e) Election (including, for the avoidance of doubt, any Tax Benefit Actually Realized by any member of the UpstreamCo Group as a result of any step-up in asset basis for U.S. federal income tax purposes resulting from such Section 336(e) Election, except to the extent any such Tax Benefit is directly attributable to Taxes imposed on any member of the Parent Group as a result of such

Section 336(e) Election and for which a member of the UpstreamCo Group has actually indemnified Parent pursuant to this Agreement), or (ii) a member of the Parent Group Actually Realizes any Tax Benefit (A) as a result of an adjustment pursuant to a Final Determination that increases Taxes for which a member of the UpstreamCo Group is liable hereunder (other than any Taxes described in clause (ii) of the definition of “UpstreamCo Retained Taxes” (relating to certain Competent Authority adjustments)) or otherwise, (B) as a result of any Loss for which a member of the UpstreamCo Group is required to indemnify any member of the Parent Group pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement), or (C) that is an UpstreamCo Retained Tax Benefit (in each case, other than a Refund), UpstreamCo or Parent, as the case may be, shall make a payment to the other Company in an amount equal to the amount of such Actually Realized Tax Benefit in cash within twenty (20) Business Days of Actually Realizing such Tax Benefit. To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 6.01(b) is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company.

(c) No later than twenty (20) Business Days after a Tax Benefit described in Section 6.01(b) is Actually Realized by a member of the Parent Group or a member of the UpstreamCo Group, Parent or UpstreamCo, as the case may be, shall provide the other Company with a written calculation of the amount payable to such other Company pursuant to Section 6.01(b). In the event that Parent or UpstreamCo, as the case may be, disagrees with any such calculation described in this Section 6.01(c), Parent or UpstreamCo shall so notify the other Company in writing within twenty (20) Business Days of receiving such written calculation. Parent and UpstreamCo shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Article 6 shall be determined in accordance with the disagreement resolution provisions of Article 14 as promptly as practicable.

(d) UpstreamCo shall be entitled to any Refund that is attributable to, and would not have arisen but for, an UpstreamCo Carryback Item that is required to be carried back to a Pre-Distribution Period under applicable Law and is carried back pursuant to and in accordance with Section 4.06 (a “Permitted UpstreamCo Carryback”); provided, however, that UpstreamCo shall indemnify and hold the members of the Parent Group harmless from and against any and all related costs and expenses and any collateral Tax consequences resulting from or caused by any such Permitted UpstreamCo Carryback, including (but not limited to) the loss or postponement of any benefit from the use of any Tax Attribute of any member of the Parent Group (each, a “Parent Group Tax Attribute”) if (x) such Parent Group Tax Attribute expires unutilized, but would have been utilized but for such Permitted UpstreamCo Carryback, or (y) the use of such Parent Group Tax Attribute is postponed to a later Tax Period than the Tax Period in which such Parent Group Tax Attribute would have been utilized but for such Permitted UpstreamCo Carryback. Any such payment of the amount of such Refund made by Parent to UpstreamCo pursuant to this Section 6.01(d) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Parent Group Tax Attribute to a Tax Period in respect of which such Refund is received) that would affect the amount to which UpstreamCo is entitled, and an appropriate adjusting payment shall be made by UpstreamCo to Parent such that the aggregate amount paid pursuant to this Section 6.01(d) equals such recalculated amount. To the extent that any Refund (or portion thereof) in respect of which any amounts were paid over by Parent to UpstreamCo pursuant to the foregoing provisions of this Section 6.01(d) is subsequently disallowed by the applicable Tax Authority, UpstreamCo shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to ParentCo.

Section 6.02 Parent and UpstreamCo Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a) To the extent permitted by applicable Law, any and all Income Tax deductions arising (i) by reason of exercises of options to acquire Parent or UpstreamCo stock, vesting of “restricted” Parent stock or UpstreamCo stock, or settlement of stock appreciation rights, restricted stock awards, restricted stock units or performance share units, or exercises, vesting or settlement of any other compensatory equity or equity-based award, in each case, following the Distribution, with respect to Parent stock or UpstreamCo stock (such options, stock appreciation rights, restricted stock, restricted stock units, performance share units, deferred stock units, and other compensatory equity or equity-based awards, collectively, “Compensatory Equity Interests”) held by any Person shall be claimed (A) in the case of a Parent Group Employee, Former Parent Group Employee, Parent Nonemployee Director or Former Nonemployee Director, solely by the Parent Group, and (B) in the case of an UpstreamCo Group Employee, Former UpstreamCo Group Employee or Transferred Director, solely by the UpstreamCo Group and (ii) by reason of any other compensation or employee benefit payment shall be claimed (A) in the case of a Parent Group Employee, Former Parent Group Employee, Parent Nonemployee Director or Former Nonemployee Director (a “Parent Comp Deduction”), solely by the Parent Group and (B) in the case of an UpstreamCo Group Employee, Former UpstreamCo Group Employee or Transferred Director (an “UpstreamCo Comp Deduction”), solely by the UpstreamCo Group. To the extent that any Parent Comp Deduction may not be claimed under applicable Law by a member of the Parent Group but may be claimed under applicable Law by a member of the UpstreamCo Group, UpstreamCo shall (or shall cause the relevant member of the UpstreamCo Group) to claim such deduction. To the extent that any UpstreamCo Comp Deduction may not be claimed under applicable Law by a member of the UpstreamCo Group but may be claimed under applicable Law by a member of the Parent Group, Parent shall (or shall cause the relevant member of the Parent Group) to claim such deduction.

(b) Tax reporting and withholding with respect to Compensatory Equity Interests shall be governed by Section 4.02(h) of the Employee Matters Agreement. To the extent that any payroll, unemployment, contribution, social security or similar Taxes are not covered by the Employee Matters Agreement, (i) Parent shall be responsible for any such Taxes attributable to a Parent Group Employee, a Former Parent Group Employee, a Parent Nonemployee Director or a Former Nonemployee Director (and such Taxes shall be treated as Traceable Taxes that are clearly and directly traceable to one or more members of the Parent Group for all purposes of this Agreement) and (ii) UpstreamCo shall be responsible for any such Taxes attributable to an UpstreamCo Group Employee, a Former UpstreamCo Group Employee or Transferred Director (and such Taxes shall be treated as Traceable Taxes that are clearly and directly traceable to one or more members of the UpstreamCo Group for all purposes of this Agreement).

Article 7. Tax-Free Status.

Section 7.01 Representations of and Restrictions on UpstreamCo.

(a) Each of Parent and UpstreamCo hereby represents and warrants that (A) it has examined the Ruling Request, the Representation Letters and the Tax Opinions/Rulings (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions and policies of it, its Subsidiaries, its business or its Group), and (B) to the extent in reference to it, its Subsidiaries, its business or its Group, the facts presented and the representations made therein are true, correct and complete.

(b) UpstreamCo hereby represents and warrants that (A) it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any member of the UpstreamCo Group to take or fail to take any action) or knows of any circumstance, that could reasonably be expected to (i) adversely affect, jeopardize or prevent the Tax-Free Status of the Contribution and the Distribution (and the Debt-for-Equity Exchange, if any), (ii) adversely affect, jeopardize or prevent any Separation Transaction from having the tax treatment described in the Tax Opinions/Rulings (or, if not so described in the Tax Opinions/Rulings, in the Separation Step Plan) or to qualify under any Tax Law as wholly or partially tax-free or tax-deferred to the extent that tax-free or tax-deferred treatment was intended or (iii) cause any representation or factual statement made in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, the Ruling Request, the Representation Letters or the Tax Opinions/Rulings to be untrue, and (B) during the period beginning two years before the Distribution Date and ending on the Distribution Date, there was no “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the UpstreamCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the UpstreamCo Capital Stock (and any predecessor); provided that no representation or warranty is made by UpstreamCo regarding any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h) by any one or more officers or directors of Parent.

Section 7.02 Restrictions on UpstreamCo.

(a) UpstreamCo shall not take or fail to take, or cause or permit any Affiliate of UpstreamCo to take or fail to take, any action if such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Ruling Request, Representation Letters or Tax Opinions/Rulings. UpstreamCo shall not take or fail to take, or cause or permit any Affiliate of UpstreamCo to take or fail to take, any action if such action or failure to act would or reasonably could be expected to adversely affect, jeopardize or prevent (A) the Tax-Free Status of the Contribution, the Distribution and the Debt-for-Equity Exchange, if any, or (B) any Separation Transaction from having the tax treatment described in the Tax Opinions/Rulings (or, if not so described in the Tax Opinions/Rulings, in the Separation Step Plan) or to qualify under any Tax Law as wholly or partially tax-free or tax-deferred to the extent that tax-free or tax-deferred treatment was intended.

(b) From the date hereof until the first Business Day after the Restriction Period, UpstreamCo shall (i) maintain its status as a company engaged in the UpstreamCo Active Trade or Business and (ii) not engage in any transaction that would or reasonably could result in it ceasing to be a company engaged in the UpstreamCo Active Trade or Business for purpose of Section 355(b)(2) of the Code.

(c) From the date hereof until the first Business Day after the Restriction Period, UpstreamCo shall not:

(i) enter into or permit to occur any Proposed Acquisition Transaction, or, to the extent UpstreamCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Transaction to occur;

(ii) merge or consolidate with any other Person or liquidate or partially liquidate, provided that this Section 7.02(c)(ii) shall not apply to mergers, consolidations, liquidations, or partial liquidations effected exclusively between or among Affiliates of UpstreamCo in existence as of the date of this Agreement and which do not result in UpstreamCo (or any successor) ceasing to exist as a corporation for U.S. federal income tax purposes;

(iii) in a single transaction or series of transactions sell or transfer [•]% or more of the gross assets of any Active Trade or Business or [    ]% or more of the consolidated gross assets of UpstreamCo and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date);

(iv) redeem or otherwise repurchase (directly or through an Affiliate of UpstreamCo) any UpstreamCo stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48);

(v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of UpstreamCo Capital Stock (including, without limitation, through the conversion of one class of UpstreamCo Capital Stock into another class of UpstreamCo Capital Stock); or

(vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Ruling Request, the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would or reasonably could have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire, directly or indirectly, stock representing a Fifty-Percent or Greater Interest in UpstreamCo (or any successor) or otherwise jeopardize the Tax-Free Status of the Contribution, the Distribution, the Debt-for-Equity Exchange, if any,

in each case, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) UpstreamCo shall have requested that Parent obtain a private letter ruling (including a supplemental ruling, if applicable) from the IRS (a “Post-Distribution Ruling”) in accordance with Section 7.05(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status, and Parent shall have received such a Post-Distribution Ruling in form and substance satisfactory to Parent in its sole and absolute discretion, or (B) UpstreamCo shall have provided Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion (provided that Parent shall use reasonable efforts to timely make a determination as to whether an opinion is satisfactory to Parent, and provided, further, that in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions, and any management representations used as a basis for the Unqualified Tax Opinion and Parent may determine that no opinion would be acceptable to Parent) or (C) Parent shall have waived (which waiver may be withheld by Parent in its sole and absolute discretion) the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion.

Section 7.03 Certain Issuances of UpstreamCo Capital Stock . If UpstreamCo proposes to enter into any Section 7.03 Acquisition Transaction or, to the extent UpstreamCo has the right to prohibit any Section 7.03 Acquisition Transaction, proposes to permit any Section 7.03 Acquisition Transaction to occur, in each case, during the period from the date hereof until the first Business Day after the Restriction Period, UpstreamCo shall provide Parent, no later than ten (10) days following the signing of any written agreement with respect to the Section 7.03 Acquisition Transaction, with a written description of such transaction (including the type and amount of UpstreamCo Capital Stock to be issued in such transaction) and a certificate of the Chief Financial Officer of UpstreamCo to the effect that the Section 7.03 Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(c) apply (a “CFO Certificate”).

Section 7.04 Restrictions on Parent. Parent agrees that it shall not take or fail to take, or cause or permit any Affiliate of Parent to take or fail to take, any action if such action or failure to act would or reasonably could be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Ruling Request, any Representation Letters or Tax Opinions/Rulings. Parent shall not take or fail to take, or cause or permit any Affiliate of Parent to take or fail to take, any action that would or reasonably could be expected to adversely affect, jeopardize or prevent (A) the Tax-Free Status of the Contribution, the Distribution and the Debt-for-Equity Exchange, if any, or (B) any Separation Transaction from having the tax treatment described in the Tax Opinion/Rulings (or, if not so described in the Tax Opinions/Rulings, in the Separation Step Plan) or to qualify under any Tax Law as wholly or partially tax-free or tax-deferred to the extent that tax-free or tax-deferred treatment was intended.

Section 7.05 Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.

(a) If UpstreamCo determines that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(c) (a “Notified Action”), UpstreamCo shall notify Parent of this fact in writing.

(b) Post-Distribution Rulings or Unqualified Tax Opinions at UpstreamCo’s Request. Unless Parent shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion, upon the reasonable request of UpstreamCo pursuant to Section 7.02(c), Parent shall cooperate with UpstreamCo and use commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Post-Distribution Ruling from the IRS (and/or any other applicable Tax Authority) or an Unqualified Tax Opinion for the purpose of permitting UpstreamCo to take the Notified Action. Notwithstanding the foregoing, Parent shall not be required to file or cooperate in the filing of any request for a Post-Distribution Ruling under this Section 7.05(b) unless UpstreamCo represents that (A) it has reviewed such request for a Post-Distribution Ruling, and (B) all statements, information and representations relating to any member of the Upstream Group contained in such request for a Post-Distribution Ruling are (subject to any qualifications therein) true, correct and complete. UpstreamCo shall reimburse Parent for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Parent personnel, incurred by the Parent Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by UpstreamCo within ten (10) Business Days after receiving an invoice from Parent therefor.

(c) Post-Distribution Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Parent determines to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, UpstreamCo shall (and shall cause each Affiliate of UpstreamCo to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS, any other applicable Tax Authority or a Tax Advisor; provided that UpstreamCo shall not be required to make (or cause any Affiliate of UpstreamCo to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which matters or events it has no control). Parent shall reimburse UpstreamCo for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of UpstreamCo personnel, incurred by the Parent Group in connection with such cooperation within ten (10) Business Days after receiving an invoice from UpstreamCo therefor.

(d) Parent shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling, and only Parent shall be permitted to apply for a Post-Distribution Ruling. In connection with obtaining a Post-Distribution Ruling, Parent shall (A) keep UpstreamCo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) (1) reasonably in advance of the submission of any request for any Post-Distribution Ruling provide UpstreamCo with a draft copy thereof; (2) reasonably consider UpstreamCo’s comments on such draft copy; and (3) provide UpstreamCo with a final copy; and (C) provide UpstreamCo with notice reasonably in advance of, and UpstreamCo shall have the right to attend, any formally scheduled meetings with the IRS or other applicable Tax Authority (subject to the approval of the IRS or such Tax Authority) that relate to such Post-Distribution Ruling. Neither UpstreamCo nor any Affiliate of UpstreamCo directly or indirectly controlled by UpstreamCo shall seek any guidance from the IRS or any other Tax Authority (whether written, oral or otherwise) at any time concerning the Separation Transactions (including the impact of any transaction on the Separation Transactions).

Section 7.06 Liability for Separation Tax Losses.

(a) Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary (and in each case regardless of whether a Post-Distribution Ruling, Unqualified Tax Opinion or waiver described in clause (C) of Section 7.02(c) may have been provided), subject to Section 7.06(c), UpstreamCo shall be responsible for, and shall indemnify, defend, and hold harmless Parent and its Affiliates from and against, any Separation Tax Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution, the Distribution, or any of the other Separation Transactions) of all or a portion of UpstreamCo’s and/or its Affiliates’ stock and/or assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by UpstreamCo or any of its Affiliates with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly a Fifty-Percent or Greater Interest in UpstreamCo (or any successor thereof), (C) any action or failure to act by UpstreamCo after the Distribution (including, without limitation, any amendment to UpstreamCo’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of UpstreamCo stock (including, without limitation, through the conversion of one class of UpstreamCo Capital Stock into another class of UpstreamCo Capital Stock), (D) any act or failure to act by UpstreamCo or any Affiliate of UpstreamCo described in Section 7.02 or Section 7.03 (regardless whether such act or failure to act may be covered by a Post-Distribution Ruling, Unqualified Tax Opinion or waiver described in clause (C) of Section 7.02(c) or a CFO Certificate) or (E) any breach by UpstreamCo of any of its agreements or representations set forth in Section 7.01.

(b) Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.06(c), Parent shall be responsible for, and shall indemnify, defend, and hold harmless UpstreamCo and its Affiliates from and against, any Separation Tax Losses that are attributable to, or result from any one or more of the following: (A) the acquisition of all or a portion of Parent’s and/or its Affiliates’ stock and/or its assets by any means whatsoever by any Person, (B) any negotiations, agreements or arrangements by Parent with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause any of the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Parent (or any successor thereof) representing a Fifty-Percent or Greater Interest therein, or (C) any act or failure to act by Parent or a member of the Parent Group described in Section 7.04 or any breach by Parent of any of its agreements or representations set forth in Section 7.01(a).

(c) To the extent that any Separation Tax Loss reasonably could be subject to indemnity under either or both Sections 7.06(a) and (b), responsibility for such Separation Tax Loss shall be shared by Parent and UpstreamCo according to relative fault as determined by Parent in good faith.

Section 7.07 Payment of Separation Taxes.

(a) Calculation of Separation Taxes Owed. Parent shall calculate in good faith the amount of any Separation Tax Losses for which UpstreamCo is responsible under Section 7.06. Such calculation shall be binding on UpstreamCo absent manifest error.

(b) Notification of Separation Taxes Owed. At least fifteen (15) Business Days prior to the date of payment of any Separation Tax Losses, Parent shall notify UpstreamCo of the amount of any Separation Tax Losses for which UpstreamCo is responsible under Section 7.06. In connection with such notification, Parent shall make available to UpstreamCo the portion of any Tax Return or other documentation and related workpapers that are relevant to the determination of the Separation Tax Losses attributable to UpstreamCo pursuant to Section 7.06.

(c) Payment of Separation Taxes Owed.

(i) At least ten (10) Business Days prior to the date of payment of any Separation Tax Losses with respect to which New UpstreamCo has received notification pursuant to Section 7.07(b), UpstreamCo shall pay to Parent the amount attributable to the UpstreamCo Group as calculated by Parent pursuant to Section 7.07(a). If Parent determines that it does not have a reasonable basis to file a Tax Return in a manner consistent with the Tax Opinions/Rulings, UpstreamCo shall pay the amount of Separation Tax Losses for which it is responsible, as determined by Parent pursuant to Section 7.07(a) and reported to UpstreamCo pursuant to Section 7.07(b), at least ten (10) Business Days before such Tax Return is due (taking into account extensions).

(ii) With respect to all other Separation Tax Losses, UpstreamCo shall pay to Parent the amount attributable to the UpstreamCo Group as calculated by Parent pursuant to Section 7.07(a) within five (5) Business Days of the receipt by UpstreamCo of notification of the amount due.

Section 7.08 Section 336(e) Election. If Parent determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the Distribution, UpstreamCo shall (and shall cause its relevant Affiliates to) join with Parent (or its relevant Affiliate) in the making of such election and shall take any action reasonably requested by Parent or that is otherwise necessary to effect such election. If a Section 336(e) Election is made, then this Agreement shall be amended in such a manner, if any, as is determined by Parent in good faith to take into account such Section 336(e) Election.

Article 8. Assistance and Cooperation.

Section 8.01 Assistance and Cooperation.

(a) The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies, including (i) preparing and filing Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Refund or any Tax Benefit, in each case, pursuant to this Agreement or otherwise, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Company and its Affiliates as provided in Article 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceeding relating to Taxes.

(b) Any information or documents provided under this Article 8 or Article 9 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision in this Agreement to the contrary, (i) neither Parent nor any of its Affiliates shall be required to provide UpstreamCo or any of its Affiliates or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate to UpstreamCo or any other member of the UpstreamCo Group, the business or assets of UpstreamCo or any other member of the UpstreamCo Group and (ii) in no event shall either of the Companies or any of its respective Affiliates be required to provide the other Company or any of its respective Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that either Company determines that the provision of any information to the other Company or its Affiliates could be commercially detrimental, violate any Law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Article 8 or Article 9 in a manner that avoids any such harm or consequence.

Section 8.02 Tax Return Information. UpstreamCo and Parent acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Parent or UpstreamCo pursuant to this Agreement. UpstreamCo and Parent acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Parent or UpstreamCo could cause irreparable harm. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis (but in no event later than ninety (90) days after such request).

Section 8.03 Reliance by Parent. If any member of the UpstreamCo Group supplies information to a member of the Parent Group in connection with Taxes and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of UpstreamCo (or any officer of UpstreamCo as designated by the chief financial officer of UpstreamCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. UpstreamCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the UpstreamCo Group having supplied, pursuant to this Article 8, a member of the Parent Group with inaccurate or incomplete information in connection with a Tax Liability.

Section 8.04 Reliance by UpstreamCo. If any member of the Parent Group supplies information to a member of the UpstreamCo Group in connection with a Tax Liability and an officer of a member of the UpstreamCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the UpstreamCo Group identifying the information being so relied upon, the chief financial officer of Parent (or any officer of Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the UpstreamCo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Article 8, a member of the UpstreamCo Group with inaccurate or incomplete information in connection with a Tax Liability.

Article 9. Tax Records.

Section 9.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records (including emails and other digitally stored materials and related workpapers and other documentation) in its possession as of the date hereof or relating to Taxes of the Groups for Pre-Distribution Periods or Taxes or Tax matters that are the subject of this Agreement, in each case, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until at the earliest the later of (i) 90 days after the expiration of any applicable statutes of limitations (taking into account any extensions), or (ii) seven years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon 90 days’ prior written notice to the other Company. If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 90 days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost, to copy or remove, within such 90-day period, all or any part of such Tax Records, and the other Company will then dispose of the same Tax Records.

Section 9.02 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records to the extent reasonably required by the other Company in connection with the preparation of financial accounting statements, audits, litigation, the preparation of Tax Returns or the resolution of items under this Agreement.

Section 9.03 Preservation of Privilege. The parties hereto agree to (and to cause the applicable members of their respective Groups to) cooperate and use commercially reasonable efforts to maintain Privilege with respect to any documentation relating to Taxes existing prior to the Distribution Date or Separation Tax Losses to which Privilege may reasonably be asserted (any such documentation, “Privileged Documentation”), including by executing joint defense and/or common interest agreements where necessary or useful for this purpose. No member of the UpstreamCo Group shall provide access to or copies of, or otherwise disclose to any Person, any Privileged Documentation without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. No member of the Parent Group shall provide access to or copies of or otherwise disclose to any Person any Privileged Documentation without the prior written consent of UpstreamCo, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding any of the foregoing, in the event that (x) any Governmental Authority requests, outside of normal working hours, that either Company (or any of its Affiliates) provide to such Governmental Authority access to or copies of or otherwise disclose any Privileged Documentation, (y) immediate compliance with such request is required under applicable Law, and (z) such Company attempts in good faith to obtain the prior written consent of the other Company but is not able to do so, then such Company shall be permitted to comply with such request by such Governmental Authority without obtaining the prior written consent of the other Company and shall as promptly as practicable inform the other Company of such request and the access and/or disclosure provided pursuant thereto.

Article 10. Tax Contests.

Section 10.01 Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest relating to Taxes, Refunds or other Tax Benefits for which it may be entitled to indemnification by the other Company hereunder or for which it may be required to indemnify the other Company hereunder. Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability and/or other relevant Tax matters in reasonable detail. The failure of one Company to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve such other Company of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure timely to provide such notification actually prejudices the ability of such other Company to contest such Tax liability (or contest any determination in respect of any Refund or Tax Benefit) or increases the amount of such Tax liability (or reduces the amount of such Refund or Tax Benefit).

Section 10.02 Control of Tax Contests.

(a) Separate Returns. Except in the case of any Competent Authority Proceeding (which shall be governed by Section 10.02(c)) or any Traceable Tax Contests (which shall be governed by Section 10.02(d)):

(i) In the case of any Tax Contest with respect to any Parent Separate Return, Parent shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(e) and Section 10.02(g).

(ii) In the case of any Tax Contest with respect to any UpstreamCo Separate Return, UpstreamCo shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Sections 10.02(f) and (g).

(b) Combined Tax Returns. Except in the case of any Competent Authority Proceeding (which shall be governed by Section 10.02(c)) or any Traceable Tax Contests (which shall be governed by Section 10.02(d)):

(i) In the case of any Tax Contest with respect to any Combined Return (other than any Alcoa Australia Combined Return), Parent shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(e) and Section 10.02(g).

(ii) In the case of any Tax Contest with respect to any Alcoa Australia Combined Return, UpstreamCo shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Sections 10.02(f) and (g).

(c) Competent Authority Proceedings. In the event that a Tax Authority proposes an adjustment with respect to a Tax Return of a Company (the “Adjusted Company”) or a member of its Group, and, in connection with such adjustment, a corresponding adjustment or other relief may be available to the other Company or a member of its Group pursuant to a Competent Authority Proceeding, the Adjusted Company shall promptly notify the other Company of such adjustment, and the Companies shall cooperate in good faith to determine whether to initiate a Competent Authority Proceeding to request such corresponding adjustment or other relief. If the Companies initiate any such Competent Authority Proceeding, or if any Competent Authority Proceeding that began before the date hereof remains ongoing, the Adjusted Company shall have the right to control such Competent Authority Proceeding; provided that (i) the Adjusted Company shall keep the other Company reasonably informed in a timely manner of all significant developments in respect of such Competent Authority Proceeding and all significant actions taken or proposed to be taken by the Adjusted Company with respect to such Tax Contest, (ii) the Adjusted Company shall timely provide the other Company with copies of any written materials prepared, furnished or received in connection with such Competent Authority Proceeding, (iii) the Adjusted Company shall consult with the other Company reasonably in advance of taking any significant action in connection with such Competent Authority Proceeding, (iv) the Adjusted Company shall consult with the other Company and offer the other Company a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Competent Authority Proceeding and shall consider the other Company’s comments in good faith, (v) the Adjusted Company shall conduct such Competent Authority Proceeding diligently and in good faith as if it were the only party in interest in connection with such Competent Authority Proceeding and (vi) the Adjusted Company shall not settle, compromise or abandon any such Competent Authority Proceeding without the prior written consent of the other Company, which consent shall not be unreasonably withheld, conditioned or delayed. The other Company shall cooperate with the Adjusted Company (including by providing any necessary information reasonably requested by the Adjusted Company) with respect to the conduct of any such Competent Authority Proceeding. In making any decisions in connection with any Competent Authority Proceeding described in this Section 10.02(c) (including the determination whether to initiate such Competent Authority Proceeding, relief to be sought pursuant to such Competent Authority Proceeding and actions to be taken in connection with such Competent Authority Proceeding), the Companies shall seek to minimize the aggregate Tax Liability of the Parent Group and the UpstreamCo Group.

(d) Traceable Tax Contests.

(i) Parent shall have exclusive control over any Separate Parent Traceable Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(e) and Section 10.02(g); provided that if Parent fails to defend a Separate Parent Traceable Tax Contest (whether by failing to participate in any portion of such Tax Contest or by failing to submit any materials in connection with such Tax Contest or otherwise), UpstreamCo shall have the right to assume exclusive control of such Tax Contest (at the Parent’s expense), including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(f) and Section 10.02(g).

(ii) UpstreamCo shall have exclusive control over any Separate UpstreamCo Traceable Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(f) and Section 10.02(g); provided that if UpstreamCo fails to defend a Separate UpstreamCo Traceable Tax Contest (whether by failing to participate in any portion of or by failing to submit any materials in connection with such Tax Contest or otherwise), Parent shall have the right to assume exclusive control of such Tax Contest (at UpstreamCo’s expense), including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(e) and Section 10.02(g).

(iii) In the event of any Joint Traceable Tax Contest, the Companies shall cooperate and shall jointly control such Tax Contest, subject to Section 10.02(g). In the event of any disagreement regarding such Tax Contest, the provisions of Article 14 shall apply.

(e) UpstreamCo Rights. In the case of any Tax Contest described in Section 10.02(a)(i), (b)(i) or Section 10.02(d)(i) or the proviso in Section 10.02(d)(ii) (other than, in each case, any Tax Contest described in Section 10.02(g)), if (x) as a result of such Tax Contest, UpstreamCo could reasonably be expected to become liable to make any material indemnification payment to Parent hereunder and (y) Parent has control of such Tax Contest pursuant to Section 10.02(a)(i), (b)(i) or Section 10.02(d)(i) or the proviso in Section 10.02(d)(ii), as applicable, then (i) Parent shall keep UpstreamCo reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by Parent with respect to such Tax Contest, (ii) Parent shall timely provide UpstreamCo with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (iii) Parent shall consult with UpstreamCo reasonably in advance of taking any significant action in connection with such Tax Contest, (iv) Parent shall consult with UpstreamCo, offer UpstreamCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest and shall consider UpstreamCo’s comments in good faith, (v) Parent shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest and (vi) Parent shall not settle, compromise or abandon any such Tax Contest in a manner that would disproportionately disadvantage UpstreamCo and, in determining whether to settle, compromise or abandon any such Tax Contest, Parent shall otherwise make such determination in good faith as if it were the only party in interest in connection with such Tax Contest.

(f) Parent Rights. In the case of any Tax Contest described in Section 10.02(a)(ii), (b)(ii) or (d)(ii) or the proviso in Section 10.02(d)(i), if (x) as a result of such Tax Contest, Parent could reasonably be expected to become liable to make any material indemnification payment to UpstreamCo hereunder and (y) UpstreamCo has the right to control such Tax Contest pursuant to Section 10.02(a)(ii), (b)(ii) or (d)(ii) or the proviso in Section 10.02(d)(i), then (i) UpstreamCo shall keep Parent reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by UpstreamCo with respect to such Tax Contest, (ii) UpstreamCo shall timely provide Parent with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (iii) UpstreamCo shall consult with Parent reasonably in advance of taking any significant action in connection with such Tax Contest, (iv) UpstreamCo shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest and shall consider Parent’s comments in good faith, (v) UpstreamCo shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest and (vi) UpstreamCo shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(g) Separation Related Tax Contests. Parent shall have exclusive control over any Separation Related Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to the following provisions of this Section 10.02(g). In the event of any Separation Related Tax Contest as a result of which UpstreamCo could reasonably be expected to become liable for any Separation Tax Losses, (A) Parent shall keep UpstreamCo reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by Parent with respect to such Tax Contest, (B) Parent shall timely provide UpstreamCo with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (C) Parent shall consult with UpstreamCo reasonably in advance of taking any significant action in connection with such Tax Contest and (D) Parent shall offer UpstreamCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Separation Related Tax Contest shall be made in the sole discretion of Parent and shall be final and not subject to the dispute resolution provisions of Article 14 of this Agreement or Article VII of the Separation and Distribution Agreement.

(h) Power of Attorney.

(i) Each member of the UpstreamCo Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest controlled by Parent that is described in this Article 10.

(ii) Each member of the Parent Group shall execute and deliver to UpstreamCo (or such member of the UpstreamCo Group as UpstreamCo shall designate) any power of attorney or other similar document reasonably requested by UpstreamCo (or such designee) in connection with any Tax Contest controlled by UpstreamCo that is described in this Article 10.

Article 11. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the Effective Time. To the knowledge of the parties hereto, there are no prior intercompany Tax allocation agreements or arrangements solely between or among Parent and/or any of its Subsidiaries, on the one hand, and UpstreamCo and/or any of its Subsidiaries, on the other hand and no termination of any such arrangement or agreement, or any settlement of amounts owing in respect of any such arrangement or agreement should be required. To the extent that, contrary to the expectation of the parties, there is any such intercompany arrangement or agreement in place as of immediately prior to the Effective Time, (i) such arrangement or agreement shall be deemed terminated as of the Effective Time, and (ii) amounts due under such agreements as of the date on which the Effective Time occurs shall be settled as promptly as practicable. Upon such settlement, no further payments by or to Parent or any of its Subsidiaries or by or to UpstreamCo or any of its Subsidiaries with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement.

Article 12. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Article 13. Treatment of Payments; Tax Gross-Up.

Section 13.01 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law and except as otherwise agreed between the Companies, for all Income Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat, (i) any indemnity payment required by this Agreement or by the Separation and Distribution Agreement as, as applicable, (A) a contribution by Parent to UpstreamCo or a distribution by UpstreamCo to Parent, as the case may be, occurring immediately prior to the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)), (B) an adjustment to the purchase price, or (C) as payments of an assumed or retained liability; and (ii) any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment.

Section 13.02 Tax Gross-Up. If, notwithstanding the manner in which payments described in clause (i) of Section 13.01 were reported, there is an adjustment to the Tax Liability of a Company as a result of its receipt of a payment pursuant to this Agreement or the Separation and Distribution Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive.

Section 13.03 Interest. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Law) and as interest income by the Indemnitee (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Article 14. Disagreements.

Section 14.01 Dispute Resolution. The Companies desire that collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in good faith all disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (other than a High-Level Dispute) (a “Tax Advisor Dispute”) between any member of the Parent Group and any member of the UpstreamCo Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Advisor Dispute. If, within thirty (30) Business Days such good faith negotiations do not resolve the Tax Advisor Dispute, then the matter will be referred to such Tax Advisor as the Companies mutually agree. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall resolve the Tax Advisor Dispute according to such procedures as the Tax Advisor deems advisable and shall furnish written notice to the Companies of its resolution of any such Tax Advisor Dispute as soon as practicable, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor shall be consistent with the terms of this Agreement, and if so consistent, shall be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Tax Advisor Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. In accordance with Article 16, each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor. All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Companies. Any High-Level Dispute shall be resolved pursuant to the procedures set forth in Article VII of the Separation and Distribution Agreement.

Section 14.02 Injunctive Relief. Nothing in this Article 14 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the Tax Advisor (or any delay resulting from the efforts to resolve any High-Level Dispute through the procedures set forth in Article VII of the Separation and Distribution Agreement) could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, Parent and UpstreamCo are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of Parent and UpstreamCo will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Article 14.

Article 15. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent (2%), compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Article 15 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Article 15 or the interest rate provided under such other provision.

Article 16. Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Article 17. General Provisions.

Section 17.01 Addresses and Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service or by registered or certified mail postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17.01):

If to Parent:

Alcoa Inc.

390 Park Avenue

New York, New York 10022

Attention: Chief Legal Officer

Facsimile: [•]

and

Alcoa Inc.

390 Park Avenue

New York, New York 10022

Attention: Chief Financial Officer

Facsimile: [•]

If to UpstreamCo:

Alcoa Upstream Corporation

390 Park Avenue

New York, New York 10022 Attention: Chief Legal Officer

Facsimile: [•]

and

Alcoa Upstream Corporation

390 Park Avenue

New York, New York 10022 Attn: Chief Financial Officer

Facsimile: [•]

A Company may, by notice to the other Company, change the address to which such notices are to be given.

Section 17.02 Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns (including, but not limited to, any successor of Parent or UpstreamCo succeeding to the Tax Attributes of either under Section 381 of the Code); provided that neither Company nor any such party thereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Company hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Company so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Company. Nothing in this Section 17.02 is intended to, or shall be construed to, prohibit either Company or any member of its Group from being party to or undertaking a change of control.

Section 17.03 Waiver. Waiver by a Company of any default by the other Company of any provision of this Agreement shall not be deemed a waiver by the waiving Company of any subsequent or other default, nor shall it prejudice the rights of the other Company. No failure or delay by a Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 17.04 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Companies shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Companies.

Section 17.05 Authority. Parent represents on behalf of itself and each other member of the Parent Group, and UpstreamCo represents on behalf of itself and each other member of the UpstreamCo Group, as follows: (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 17.06 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Article 10.

Section 17.07 Entire Agreement. This Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Companies with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Companies other than those set forth or referred to herein or therein. In the event of any inconsistency between this Agreement, the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 17.08 Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Companies, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 17.09 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at Law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at Law or equity before recovering under the remedies provided in this Agreement.

Section 17.10 Currency. All amounts payable pursuant to this Agreement shall be payable in U.S. dollars, based on the conversion rate used at the time that the obligation to pay arises in the financial reporting systems of the party receiving such payment.

Section 17.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Companies and delivered to the other Company. Each Company acknowledges that it and each other Company is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Company expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Company to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Company at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 17.12 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common Law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 17.13 Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) waive to the fullest extent permitted by law any right to trial or adjudication by jury.

Section 17.14 Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Company, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Company against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 17.15 Performance. Parent shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Parent Group. UpstreamCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the UpstreamCo Group. Each Company (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Company’s obligations under this Agreement.

Section 17.16 Injunctions. Subject to the provisions of Article 14, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Company that is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of their respective rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Companies agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Companies.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

Alcoa Inc.

By:
Name:
Title:

Alcoa Upstream Corporation

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]